IRREVOCABLE MANAGEMENT TRUST AGREEMENT NUMBER F/2868 (TWO THOUSAND EIGHT HUNDRED SIXTY EIGHT) DATED March 10, 2017 (THE “AGREEMENT”), ENTERED INTO BY AND BETWEEN EACH OF MANUEL COSME ODABACHIAN AND CARLOS FERNANDO ALAMAN VOLNIE, IN THEIR CAPACITY AS TRUSTORS AND BENEFICIARIES (COLLECTIVELY, “BENEFICIARY A”), ON THEIR OWN BEHALF; ONCBIOMUNE PHARMACEUTICALS, INC., IN ITS CAPACITY AS TRUSTOR AND BENEFICIARY (“BENEFICIARY B”), REPRESENTED HEREIN BY ANDREW ALBERT KUCHARCHUK; AND BANCO ACTINVER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO ACTINVER, AS TRUSTEE (THE “TRUSTEE”), REPRESENTED HEREIN BY ITS TRUST OFFICERS OSCAR MEJÍA REYES AND GABRIELA ALEJANDRA ESPÍNDOLA; PURSUANT TO THE FOLLOWING REPRESENTATIONS AND CLAUSES:

Representations

I. Each individual constituting Beneficiary A hereby represents, individually with respect to themselves, that:

(a)	Each is an individual, resident of Mexico;

(b)	Each has full legal capacity and authority to enter into and comply with their obligations under this Agreement pursuant to its terms;

(c)	Entering into and performing under this Agreement does not entail a violation or breach of (i) any agreement, contract, license, resolution or order to which each is a party, or to which any of their assets is subject; or (ii) any law, regulation, circular letter, order or decree from any Governmental Authority applicable to each individual constituting Beneficiary A;

(d)	Each individual constituting Beneficiary A is the sole and exclusive owner of 49 shares, (together, a total of 98 shares of the fixed capital stock of Vitel) which together represent 98% of the outstanding capital stock of Vitel Laboratorios, S.A. de C.V. (“Vitel”), which are free from all liens, conditions, limitations or restrictions on ownership, or any option or preferential right of any kind, except for the restrictions set forth in the bylaws of Vitel and in the LGSM (as such term is defined below), which have been obtained from legal sources, as a result of activities performed within the framework of the law, and that there is no connection whatsoever to illegal activities;

(e)	Each individual constituting Beneficiary A wishes to transfer to the Trustee, and for the Trust Purposes, ownership of and title over his portion of the Vitel Shares (as such terms are defined below);

(f)	The 49 shares of the capital stock of Vitel that each individual constituting Beneficiary A currently owns (together, a total of 98 shares of the fixed capital stock of Vitel) are not subject to any contract, agreement, or any other document that pursuant to its terms (i) creates a call option or purchase right, or any other right to acquire such shares, in favor of a third party; or (ii) restricts, in any way, any assignment, transfer, or pledge, except for the restrictions set forth in the bylaws of Vitel and in the LGSM;

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(g)	Except for the authorizations that, as applicable, have been obtained and are in full force and effect, no authorization or approval whatsoever is required to enter into this Agreement, or to comply with or perform the obligations assumed by each individual constituting Beneficiary A in terms of this Agreement, which are legal, valid, binding, and enforceable against him pursuant to their respective terms;

(h)	As of this date there is no, and to the best of his knowledge there is no risk that any, action, complaint, claim, legal requirement, or proceeding will be filed before any court, governmental agency, arbitrator, or judicial body with regard to him or his property (i) that affects the legality, validity, or enforceability of this Agreement, (ii) the legal title over the Vitel Shares that each individual constituting Beneficiary A owns, or the transfer of the Vitel Shares to the Trustee in accordance with the terms of this Agreement, or (iii) that prevents the consummation of any of the transactions contemplated herein;

(i)	Each individual constituting Beneficiary A, and to the best of their knowledge, their agents are in compliance with the FCPA, or any other Anticorruption Law (as such terms are defined below) in force in the United States of America, and with any other Anticorruption Law in force in Mexico, and such individuals are not Blocked Persons. As of this date, each individual constituting Beneficiary A has not received any notice that any investigation has been initiated against him or, to the best of each individual constituting Beneficiary A’s knowledge, his agents, in connection with a violation of the FCPA, or any other Anticorruption Law;

(j)	Prior to executing this Agreement, the Trustee invited each individual constituting Beneficiary A to, and suggested that each, procure the services of a professional, firm, or company of his choice to provide him advice and support regarding the scope, consequences, processes, implications, and in general, legal and tax matters directly or indirectly associated with this Agreement, and his support in the negotiation and evaluation of the legal and tax risks associated with the final text to be executed, given that the Trustee waives any liability with regard to such matters; therefore, the Trustee does not warrant or assure that the tax structure provided in this Agreement will not be altered with subsequent amendments to the tax law, and the tax and assessment impacts may change;

(k)	By executing this Agreement, each individual constituting Beneficiary A expressly and irrevocably authorizes the Trustee, in terms of article 28 of the Law that Regulates Credit Information Companies (Ley para Regular las Sociedades de Información Crediticia), to perform, at their sole cost and expense, starting on the date of this Agreement, and at any subsequent time, and during the term of this Agreement, as many information requests as the Trustee may deem necessary from the credit information companies authorized to operate in Mexico;

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(l)	The Trustee has clearly explained, leaving no room for doubt, the terms, meaning, and legal consequences of (i) article 106, XIX, b) of the LIC, and (ii) section 6 of Circular Letter 1/2005 issued by the Mexican Central Bank (Banco de México);

(m)	Pursuant to the second paragraph of article 80 of the LIC, and item 5 of Circular Letter 1/2005 issued by the Mexican Central Bank, each individual constituting Beneficiary A acknowledges that the Trustee shall be liable for the damages resulting from a breach by the Trustee of its obligations pursuant to this Agreement subject to the limitations set forth in Sections 11.1 and 13.1 of this Agreement;

(n)	Each individual constituting Beneficiary A acknowledges and agrees that entering into this Trust Agreement requires them to provide to the Trustee, on an annual basis, an update of the information and documentation that the Trustee has requested from them, pursuant to the Know Your Customer Policies of the Trustee, in terms of the Nineteenth, Fortieth, Forty-First, and Forth Transitory general provisions referenced in the fourth paragraph of article One Hundred Fifteen of the LIC;

(o)	Each individual constituting Beneficiary A understands and agrees that, with the exception of the Shareholders’ Agreement (as such term is defined below) the Trustee does not know, nor is it required to know, the terms and conditions of such agreements associated with and derived from this Agreement, which have been entered into by and between the parties hereto without the participation of the Trustee; provided that the Trustee shall not be liable in any way regarding the veracity, legitimacy, authenticity, or legality of such agreements, and that the Trustee, unless it is a part thereof, and enters into them in compliance with instructions provided pursuant to this Trust Agreement, is not, and shall not be, bound in any way by such agreements, any other documents, and their respective exhibits. Likewise, each individual constituting Beneficiary A acknowledges that the liability regarding legitimacy, authenticity, and legality of the agreements mentioned in this paragraph, is directly and exclusively borne by the parties that execute them;

(p)	In terms of the provisions of article 17 of the Federal Law to Prevent and Identify Transactions with Resources from Illegal Sources (Ley Federal para la Prevención e Identificación de Operaciones con Recursos de Procedencia Ilícita), each individual constituting Beneficiary A hereby represents that he will not perform vulnerable transactions through this Trust Agreement;

(q)	The Trustee has made each Beneficiary A aware of its Privacy Policy, which refers to the document in physical, electronic or any other format generated by Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver, in its capacity as responsible party, which can be consulted in the webpage of Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver, in the following address http://www.actinver.com.mx, same which was made known to each Beneficiary A prior to handling their Personal Information as provided in the Federal Law for the Protection of Personal Information in Possession of Private Entities or Individuals (“LFPFP”), and that forms part of this Agreement; and

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As provided in the LFPDP, the Beneficiaries A hereby grant Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver their express consent to handle their Personal Information by executing this Agreement, accepting the terms and conditions by which Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver will have the obligation to inform each Beneficiary A, through its Privacy Policies, the information it will be collecting and for what purpose. Likewise, the Beneficiaries A may request Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver, at any moment, to be given access, rectification, cancellation or opposition with respect of the Personal Information corresponding to each, through the format provided at Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver. Such format must contain and include the information and documentation mentioned in the Privacy Policy. Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver, shall communicate to each Beneficiary A, within a maximum term of 20 (twenty) business days as of the date in which such format was received, the determination which was reached, for purposes of, as applicable, such determination to enter into effect within the following 15 (fifteen) business days following the date in which such response was communicated. In connection with requests for access to Personal Information, the delivery shall take place prior delivery proof of the Beneficiary’s identity. The terms referred herein may be extended in one occasion for an equal amount of days, as long as the circumstances of each case justify such extension. Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver may deny Access to Personal Information, or carry out any rectification or cancellation, or grant the opposition for the treatment of information as provided in the LFPDP.

II. Beneficiary B hereby represents, through its legal representative, that:

(a)	It is a corporation, duly organized and validly existing under the laws of the State of Nevada, USA;

(b)	It has full legal capacity and sufficient corporate authorizations to enter into and comply with its obligations under this Agreement pursuant to its terms;

(c)	Entering into and performing under this Agreement does not entail a violation or breach of (i) any provision of its corporate bylaws; or (ii) any agreement, contract, license, resolution or order to which it is a party, or to which Beneficiary B, or any of its assets is subject; or (iii) any law, regulation, circular letter, order or decree from any Governmental Authority applicable to Beneficiary B;

(d)	It has issued the OBM Shares (as such term is defined below) to the Trustee to hold in its capacity as trustee of this Trust Agreement, for the benefit of Beneficiary A, which shares are free from all liens, conditions, limitations or restrictions on ownership, or any option or preferential right of any kind, and which have been duly authorized, validly issued, fully paid and non-assessable, and that such issuance has no connection whatsoever to illegal activities;

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(e)	It wishes to transfer to the Trustee, and for the Trust Purposes, ownership of and title over the OBM Shares;

(f)	The OBM Shares are not subject to any contract, agreement, or any other document that pursuant to its terms (i) creates a call option or purchase right, or any other right to acquire such shares, in favor of a third party; or (ii) restricts, in any way, any assignment, transfer, or pledge, except for the restrictions set forth in the Shareholders Agreement;

(g)	Except for the authorizations that, as applicable, have been obtained and are in full force and effect, no authorization or approval whatsoever is required to enter into this Agreement, or to comply with or perform the obligations assumed by it in terms of this Agreement, which are legal, valid, binding, and enforceable against Beneficiary B pursuant to their respective terms;

(h)	As of this date there is no, and to the best of its knowledge there is no risk that any, action, complaint, claim, legal requirement, or proceeding will be filed before any court, governmental agency, arbitrator, or judicial body with regard to Beneficiary B or its property (i) that affects the legality, validity, or enforceability of this Agreement, (ii) the legal title over the OBM Shares or the transfer of the OBM Shares to the Trustee in accordance with the terms of this Agreement, or (iii) that prevents the consummation of any of the transactions contemplated herein;

(i)	Its representative has sufficient powers of attorney and authorities, and the corporate authorizations required to validly enter into this Agreement on its behalf, and to validly bind Beneficiary B under the terms hereof, and that such powers of attorney, authorities, and corporate or other authorizations have not been revoked, amended, or limited in any way;

(j)	To the best of its knowledge, Beneficiary B, and all its directors, officers, employees, and agents, including the OBM Principal Shareholders, are in compliance with the FCPA, or any other Anticorruption Law (as such terms are defined below) in force in the United States of America, and with any other Anticorruption Law in force in the jurisdiction in which it has been organized, and such individuals are not Blocked Persons. As of this date, it has not received any notice (to the best of Beneficiary B’s knowledge) that any investigation has been initiated against Beneficiary B, or its directors, officers, employees, and agents, including the OBM Principal Shareholders, in connection with a violation of the FCPA, or any other Anticorruption Law;

(k)	Prior to executing this Agreement, the Trustee invited it to, and suggested that it, procure the services of a professional, firm, or company of its choice to provide it advice and support regarding the scope, consequences, processes, implications, and in general, legal and tax matters directly or indirectly associated with this Agreement, and its support in the negotiation and evaluation of the legal and tax risks associated with the final text to be executed, given that the Trustee waives any liability with regard to such matters, therefore, the Trustee does not warrant or assure that the tax structure provided in this Agreement will not be altered with subsequent amendments to the tax law, and the tax and assessment impacts may change;

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(l)	By executing this Agreement, it expressly and irrevocably authorizes the Trustee, in terms of article 28 of the Law that Regulates Credit Information Companies, to perform, at its exclusive cost and expense, starting on the date of this Agreement, and at any subsequent time, and during the term of this Agreement, as many information requests as it may deem necessary from the credit information companies authorized to operate in Mexico;

(m)	The Trustee has clearly explained, leaving no room for doubt, the terms, meaning, and legal consequences of (i) article 106, XIX, b) of the LIC, and (ii) section 6 of Circular Letter 1/2005 issued by the Mexican Central Bank;

(n)	Pursuant to the second paragraph of article 80 of the LIC, and item 5 of Circular Letter 1/2005 issued by the Mexican Central Bank, it acknowledges that the Trustee shall be liable for the damages resulting from a breach by the Trustee of its obligations pursuant to this Agreement subject to the limitations set forth in Sections 11.1 and 13.1 of this Agreement;

(o)	It acknowledges and agrees that entering into this Trust Agreement requires it to provide to the Trustee, on an annual basis, an update of the information and documentation that the Trustee has requested from it, pursuant to the Know Your Customer Policies of the Trustee, in terms of the Nineteenth, Fortieth, Forty-First, and Forth Transitory general provisions referenced in the fourth paragraph of article One Hundred Fifteen of the LIC;

(p)	It understands and agrees that, with the exception of the Shareholders’ Agreement, the Trustee does not know, nor is it required to know, the terms and conditions of such agreements associated with and derived from this Agreement, which have been entered into by and between the parties hereto without the participation of the Trustee; provided that the Trustee shall not be liable in any way regarding the veracity, legitimacy, authenticity, or legality of such agreements, and that the Trustee, unless it is a part thereof, and enters into them in compliance with instructions provided pursuant to this Trust Agreement, is not, and shall not be, bound in any way by such agreements, any other documents, and their respective exhibits. Likewise, it acknowledges that the liability regarding legitimacy, authenticity, and legality of the agreements mentioned in this paragraph, is directly and exclusively borne by the parties that execute them;

(q)	In terms of the provisions of article 17 of the Federal Law to Prevent and Identify Transactions with Resources from Illegal Sources, it hereby represents that it will not perform vulnerable transactions through this Trust Agreement; and

(r)	The Trustee has made Beneficiary B aware of its Privacy Policy, which refers to the document in physical, electronic or any other format generated by Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver, in its capacity as responsible party, which can be consulted in the webpage of Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver, in the following address http://www.actinver.com.mx, same which was made known to Beneficiary B prior to handling its Personal Information as provided in the Federal Law for the Protection of Personal Information in Possession of Private Entities or Individuals (“LFPFP”), and that forms part of this Agreement.

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As provided in the LFPDP, Beneficiaries B hereby grants Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver its express consent to handle its Personal Information by executing this Agreement, accepting the terms and conditions by which Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver will have the obligation to inform Beneficiary B, through its Privacy Policies, the information it will be collecting and for what purpose. Likewise, Beneficiaries B may request Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver, at any moment, to be given access, rectification, cancellation or opposition with respect of its Personal Information, through the format provided at Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver. Such format must contain and include the information and documentation mentioned in the Privacy Policy. Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver, shall communicate to Beneficiary B, within a maximum term of 20 (twenty) business days as of the date in which such format was received, the determination which was reached, for purposes of, as applicable, such determination to enter into effect within the following 15 (fifteen) business days following the date in which such response was communicated. In connection with requests for access to Personal Information, the delivery shall take place prior delivery proof of the Beneficiary’s identity. The terms referred herein may be extended in one occasion for an equal amount of days, as long as the circumstances of each case justify such extension. Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver may deny Access to Personal Information, or carry out any rectification or cancellation, or grant the opposition for the treatment of information as provided in the LFPDP.

III. The Trustee hereby represents, through its trust officer, that:

(a)	It is a multiple banking institution (institución de banca multiple), duly organized and validly existing under the laws of Mexico, and authorized to act as a trust company in the transactions referenced in article 46 (forty-six), section XV (roman numeral fifteen) of the LIC, as evidenced in public instrument number 35,694 dated March 1st, 2010, granted by Héctor Manuel Cárdenas Villarreal, Esq., Notary Public number 201 of the Federal District, which has been duly registered in the Public Registry of Commerce under commercial folio number 357980 on April 15, 2010;

(b)	It is its intent to enter into this Agreement, and accept its appointment as Trustee, and perform each and every one of the actions required, or deemed convenient, to satisfy and comply with the Trust Purposes, and to comply with its obligations pursuant to this Agreement and Applicable Law;

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(c)	It does not require any authorization or approval to enter into this Agreement, or to comply with, or perform the obligations assumed by it in terms of this Agreement, which are legal, binding, and enforceable against the Trustee pursuant to their terms; and

(d)	Its trust officers evidence their legal capacity through public instrument 39,122 dated June 7, 2013 granted by José Luis Villavicencio Castañeda, Esq., Notary Public number 218 of Mexico City, whose first official transcript has been duly registered in the Public Registry of Commerce of Mexico City under commercial folio number 39338 on June 11, 2013 and public instrument 96,899, dated March 4, 2015, granted by Joaquin Talavera Sanchez, Esq., Notary Public number 40 of Mexico City, registered in the Public Registry of Commerce of Mexico City under the commercial folio number 357980 dated March 24, 2015; through which their appointment as trust officers, and the powers of attorney granted by the Trustee, were certified, and whose authorities and powers of attorney have not been revoked, amended, or limited in any way as of this date.

NOW THEREFORE, based on the preceding Representations, the parties agree to the following Clauses:

CLAUSE I: DEFINITIONS

Clause 1.1 Defined Terms. Capitalized terms used herein shall have the following meanings:

“Affiliate” means, in connection with any Person (i) any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person, or (ii) any other Person that owns or controls 50% (fifty percent) or more of the shares or membership interests issued, and with voting rights, of such Person, or (iii) any officer, managing member, executive, or manager of such Person, or (iv) any other Person that is an officer, executive, managing member, manager, or holds 50% (fifty percent) or more of the shares or membership interests with voting rights of any of the Persons mentioned in subsections (i) to (iii) of this definition.

“Agreement”, “Trust Agreement” or “Trust” means this Irrevocable Trust Agreement number F/2868 (two thousand eight hundred sixty eight), as amended, whether in whole or in part, supplemented, or otherwise altered, renewed, or extended at any time.

“Anticorruption Law” means the FCPA in force in the United States of America, the Federal Anticorruption Law on Public Procurement Matters (Ley Federal Anticorrupción en Contrataciones Públicas) in force in Mexico, and all other laws, regulations, orders, and any other similar regulation associated with anticorruption laws, anti-boycott laws, fraud, gifts, bribery, anti-money laundering, intended to control, prevent, or penalize bribery, gifts, illegal gratuities and benefits, or other similar illegal practices.

“Applicable Law” means, with regard to any circumstance described in this Agreement, any laws, rules, regulations, codes, and other general provisions applicable in Mexico to such circumstance, and the orders, decrees, rulings, court orders, notices or agreements that are valid and in force, issued, enacted, or executed by any Governmental Authority that are applicable to such circumstance.

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“Beneficiaries” means, jointly, Beneficiary A, and Beneficiary B.

“Beneficiary A” has the meaning given to such term in the preamble of this Agreement.

“Beneficiary B” has the meaning given to such term in the preamble of this Agreement.

“Beneficiary Rights” means the rights to which the Beneficiaries of this Agreement are entitled, respectively, pursuant to their capacity as beneficiaries, and in connection with their respective interest in the Trust Property.

“Blocked Person” means any Person:

(i) that is included in the Annex, or otherwise subject to the provisions of Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”), or a person who is identified as an affiliate of a Person designated as a terrorist, or associated with terrorism or money laundering pursuant to the regulations enacted in connection with the USA PATRIOT ACT;

(ii) that is owned or Controlled by, or acts on behalf of, any Person included in the Annex, or otherwise subject to, the Executive Order;

(iii) with whom a lender subject to oversight by financial authorities is prohibited from dealing or otherwise engaging in any transaction by any terrorism of money laundering law, including the Executive Order;

(iv) who commits, threatens, or conspires to commit or supports “terrorism”, as such term is defined in the Executive Order;

(v) is a person designated as a “specially designated national and blocked person”, pursuant to the most recent list published by the Office of Foreign Assets Control of the Treasury Department of the United States of America (“OFAC”), in its official website, http://www.treas.gov.ofac/tllsdn.pdf, or any replacement website or other replacement official publication of such list;

(vi) who is not in compliance with OFAC, or the USA PATRIOT ACT; or

(vii) who is an Affiliate of any of the aforementioned Persons.

“Business Day” means any day on which banks are not authorized to close in Mexico City.

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“Control” means the authority to determine the management, and the policies of a Person, directly or indirectly, whether through holding securities or membership interests with voting rights, through an agreement, or otherwise.

“Distributions” means, jointly, the OBM Distributions, and the Vitel Distributions.

“Dollars” means the legal currency of the United States of America.

“FCPA” means the Foreign Corrupt Practices Act of 1977 in force in the United States of America.

“Governmental Authority” means any Federal, State, Municipal, or local authority in the United States of America or Mexico.

“Initial Contribution” means the amount of 1,000.00 (one thousand 00/100 pesos), which the Beneficiaries shall provide jointly to the Trustee in terms of Clause 2.1(b) of this Agreement.

“LGSM” means the General Law of Companies (Ley General de Sociedades Mercantiles), as amended, or supplemented from time to time.

“LGTOC” means the General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito), as amended, or supplemented from time to time.

“LIC” means the Credit Institutions Law (Ley de Instituciones de Crédito), as amended, or supplemented from time to time.

“Mexico” means the United Mexican States.

“Minimum Price” has the meaning given to such term in Clause 4.1(b)(i) of this Agreement.

“Notice of Exercise” has the meaning given to such term in Clause 4.1(b)(ii) of this Agreement.

“Notice of Offer” has the meaning given to such term in Clause 4.1(b)(i) of this Agreement.

“OBM” means Oncbiomune Pharmaceuticals, Inc., a Nevada corporation.

“OBM Accounts” means the accounts denominated in Pesos or in Dollars, opened and kept at Banco Actinver, S.A., or at any of the companies belonging to Grupo Financiero Actinver, under the name of the Trustee, for the purposes set forth in Clause 6.1(c) of this Agreement.

“OBM Distributions” means the amounts that OBM distributes to its shareholders as dividends, equity reimbursements, or otherwise.

“OBM Principal Shareholders” means Jonathan F. Head, Ph.D. and Andrew Albert Kucharchuk.

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“OBM Shares” means 61,158,013 (sixty one million one hundred fifty eight thousand thirteen) shares of common stock, and 5,000,000 (five million) shares of Series B preferred stock, of OBM.

“Offered Beneficiary Rights” has the meaning given to such term in Clause 4.1(b)(i) of this Agreement.

“Permitted Investment” has the meaning given to such term in Clause 6.2(a) of this Agreement.

“Permitted Transfer” means a transfer to a Permitted Transferee, pursuant to Clause IV of this Agreement.

“Permitted Transferees” has the meaning given to such term in Clause 4.1(a) of this Agreement.

“Person” means any natural or legal person, trust, joint venture, partnership or company, Governmental Authority, or any other entity of any kind, with or without its own legal capacity.

“Pesos” means the legal currency of Mexico.

“Right of First Refusal” has the meaning given to such term in Clause 4.1(b) of this Agreement.

“ROFR Deposit” has the meaning given to such term in Clause 4.1(b)(iii) of this Agreement.

“ROFR Exercise Period” has the meaning given to such term in Clause 4.1(b)(ii) of this Agreement.

“Shareholders’ Agreement” means the Shareholders Agreement of OBM dated as of the date hereof among Beneficiary A, Beneficiary B and the shareholders named therein, as amended, whether in whole or in part, supplemented, or otherwise altered, renewed, or extended at any time, which will be part of this Agreement as Exhibit “A”.

“Taxes” has the meaning given to such term in Clause 10.1 of this Agreement.

“Term of the Trust” means the period of validity and enforceability of this Trust Agreement as specified in Clause 12.2 of this Agreement.

“Third Party Purchaser” has the meaning given to such term in Clause 4.1(b)(i) of this Agreement.

“Third Party Sale Agreement” has the meaning given to such term in Clause 4.1(b)(vi) of this Agreement.

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“Transfer” shall mean, with respect to any Beneficiary Rights, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, charge, encumber, hypothecate or otherwise transfer such Beneficiary Rights or any participation or interest therein, whether directly or indirectly (including by means of any hedging or derivative transactions that may have a similar effect to the foregoing), or agree or commit to do any of the foregoing; and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, charge, encumbrance, hypothecation, or other transfer of such Beneficiary Rights or any participation or interest therein (or any hedging or derivative transactions that may have a similar effect to the foregoing) or any agreement or commitment to do any of the foregoing.

“Trust Accounts” means jointly, the OBM Accounts and the Vitel Accounts.

“Trust Property” has the meaning given to such term in Clause 2.2 of this Agreement.

“Trust Purposes” has the meaning given to such term in Clause 2.4 of this Agreement.

“Trustee” has the meaning given to such term in the preamble of this Agreement.

“Vitel Accounts” means the accounts denominated in Pesos or in Dollars, opened and kept at Banco Actinver, S.A., or at any of the companies belonging to Grupo Financiero Actinver, under the name of the Trustee, for the purposes set forth in Clause 6.1(c) of this Agreement.

“Vitel Distributions” means the amounts that Vitel distributes to its shareholders as dividends, equity reimbursements, or otherwise.

“Vitel Shares” means 100 (one hundred) shares of the fixed capital stock of Vitel, representing 100% (one hundred per cent) of the capital stock of Vitel, less two shares of the capital stock of Vitel, property of OBM.

Clause 1.2 Interpretation of Defined Terms. The definitions set forth in the preceding Clause shall apply both in the singular and plural form of such terms. When the context requires it, any pronoun shall include the corresponding male, female, and neutral form. Unless the context requires otherwise, all references to clauses, paragraphs, subsections, items, or numbers of clauses of this Agreement, and all references to schedules and exhibits, shall be deemed to be references to schedules and exhibits to this Agreement, which are hereby incorporated by reference to form an integral part of this Agreement. Unless the context requires otherwise, the words (a) “hereof”, “herein”, “hereunder”, “pursuant hereto”, “below”, and words with similar meaning when used in this Agreement, shall be deemed to refer to this Agreement in its entirety, and not to any specific clause, paragraph, subsection, item, or number of this Agreement; (b) “include”, “includes”, and “including” shall be deemed followed by the phrase, “but not limited to”, unless otherwise specified; and (c) “asset”, or “property” shall be deemed to have the meaning and effect, and to refer to, each and every one of the assets and property, whether tangible or intangible, including cash, shares, or interests, representing the capital stock of any company or Person, securities, income, lease and contractual rights. Likewise, references to (i) any agreement, contract, document, or instrument, includes the reference to such agreement, contract, document, or instrument, as amended, whether in whole or in part, supplemented, or otherwise altered from time to time, and (ii) any law, rule, or regulation, includes the amendments thereto from time to time, or any law, rule, or regulation that replaces them.

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CLAUSE II: THE TRUST

Clause 2.1 Creation of the Trust; Acceptance of the Appointment of the Trustee and Term.

(a) Creation of the Trust. Manuel Cosme Odabachian and Carlos Fernando Alaman Volnie hereby agree to contribute, assign, and transfer to the Trustee, ownership of, and title over, the Vitel Shares, within the following 5 (five) Business Days as of the date hereof. Oncbiomune Pharmaceuticals, Inc. hereby agrees to contribute, assign, and transfer to the Trustee, ownership of, and title over, the OBM Shares, within the following 5 (five) Business Days as of the date hereof. The Beneficiaries jointly settle the Administration and Stock Control Trust Agreement with Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver, as trustee of the present Trust Agreement, in order to be the owner and proprietor of the Trust Property, in furtherance of the Trust Purposes, as provided herein and in the Applicable Law. Likewise, the Beneficiaries jointly as a single beneficiary, and in equal portions (50% Beneficiary A and 50% Beneficiary B), hereby provide the Initial Contribution to the Trustee.

(b) Delivery of Shares to the Trustee. The parties agree to deliver the Vitel Shares and the OBM Shares, as applicable, as follows within the following 5 (five) Business Days as of the date hereof:

(i)	In connection with the Vitel Shares, the Beneficiaries A shall deliver to the Trustee the Vitel Shares, duly endorsed in favor of the Trustee, and shall cause the Secretary of the Board of Vitel to issue an acknowledgement of such transfer and certifying that the Trustee is registered with Vitel as one of its shareholders; and

(ii)	In connection with the OBM Shares, the Beneficiary B shall deliver to the Trustee the newly issued OBM Shares, issued in favor of the Trustee, and shall cause the appropriate official of OBM to issue an acknowledgement of such transfer and certifying that the Trustee is registered with OBM as one of its shareholders.

(c) Acceptance of the Appointment of the Trustee. The Trustee hereby (a) accepts its appointment as Trustee of this Agreement, and agrees to duly and faithfully comply with the Trust Purposes, and with all obligations assumed by the Trustee in terms of this Agreement, and Applicable Law; (ii) receives the Initial Contribution pursuant to the terms of this Agreement; and (iii) acknowledges and accepts title over the Trust Property that is transferred to the Trustee for the Trust Purposes. The Trustee is hereby authorized to perform all actions required to comply with the Trust Purposes, and it hereby agrees to perform any actions required or convenient to comply with the Trust Purposes.

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Clause 2.2 Trust Purposes.

During the term of this Agreement, the trust property is hereby formed, and shall be composed of, as applicable, the following assets (jointly, the “Trust Property”):

(a) the Initial Contribution;

(b) the Vitel Shares;

(c) the OBM Shares;

(d) any amounts and other assets, property, or rights that the Trustee receives pursuant to having title over the Vitel Shares, and the OBM Shares;

(e) each and every amount deposited in the Trust Accounts;

(f) each and every amount resulting from the Permitted Investments;

(g) each and all property assigned to, or acquired by, the Trustee pursuant to the Trust Purposes as provided herein; and

(h) all cash amounts, and all ancillary property, proceeds, products, and returns resulting from, or associated with, the property described in the preceding subsections of this Clause, including the rights resulting from, or associated with, the investments and operation of the Trust.

In order to formalize the transfer of the OBM Shares and the Vitel Shares, the trustors, within five (5) days of the date hereof, will (i) deliver to the Trustee the stock certificates which represent that shares which they own, duly endorsed in favor of the Trustee, and (ii) deliver to the Trustee a certification issued by the Secretary of the Board of Directors which confirms that the transfer of shares referred to in this Trust Agreement has been duly registered in the corresponding Shareholder’s Registry Book of each entity.

For the avoidance of doubt, the parties agree that the OBM Shares and the Vitel Shares shall be endorsed in favor of the Trustee bearing the following legend, and including the place and date in which the endorsement took place, as well as the name or denomination of the endorsing trustor:

“The undersigned endorses property of the present stock certificate and the shares it covers, in favor of Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver,, in its capacity as Trustee of the Administration and Stock Control Trust Agreement No. F/2686 (two thousand eight hundred sixty eight), in furtherance of the purposes set forth therein”.

The parties hereby agree that the provisions of this Clause shall act as an inventory of the property that comprises the Trust Property upon the creation of the Trust, and the execution of this Agreement, and the Beneficiaries shall keep a copy hereof, which they receive from the Trustee to their full satisfaction. The foregoing in compliance with the provisions of item five point one of Circular Letter 1/2005 (one slash two thousand five) issued by the Mexican Central Bank.

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Clause 2.3 Parties to the Trust. The parties to this Agreement are the following:

MANUEL COSME ODABACHIAN and CARLOS FERNANDO ALAMAN VOLNIE, jointly, in their capacity as Trustors and Beneficiaries A.

ONCBIOMUNE PHARMACEUTICALS, INC. in its capacity as Trustor and Beneficiary B.

Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver, in its capacity as Trustee.

Clause 2.4 Trust Purposes. The purposes of this Irrevocable Management Trust Agreement (the “Trust Purposes”) are that the Trustee perform each and every one of the activities, and that it complies with each and every one of the obligations described in this Clause 2.4, and in this Agreement, including (i) receiving the Initial Contribution, the Vitel Shares, and the OBM Shares, and exercise, under instructions from the Beneficiary A, and Beneficiary B, as applicable, the corporate and property rights and obligations resulting from holding the Vitel Shares, and the OBM Shares, respectively, in terms of this Agreement and in compliance with the Shareholders Agreement; (ii) manage the Trust Property pursuant to the provisions of this Agreement; (iii) provide to the Beneficiaries the Distributions that it receives as a result holding the Vitel Shares and the OBM Shares, respectively, in terms of this Agreement; and (iv) perform all such activities that the Beneficiaries, as applicable, instruct the Trustee in writing, which are specific for the activities described in this Clause. In connection with the foregoing, the Trustee shall:

(a) be the sole and legitimate owner, maintain and preserve ownership of the property and rights that, currently, or in the future, form part of the Trust Property during the term of this Agreement;

(b) establish, maintain, and manage the Trust Accounts to adequately manage the funds that form part of the Trust Property, pursuant to the provisions of this Agreement, and apply all funds to the Trust Accounts (including the Permitted Investments) pursuant to this Agreement;

(c) receive from Beneficiary A fiduciary ownership of, and title over, the Vitel Shares;

(d) receive from Beneficiary B fiduciary ownership of, and title over, the OBM Shares;

(e) exercise the corporate and property rights resulting from the Vitel Shares and the OBM Shares, pursuant to the provisions of this Agreement and the Shareholders Agreement;

(f) receive from Vitel and OBM amounts from dividends, equity reimbursements, or that are otherwise distributed in alignment to any legal requirement, respectively, to their shareholders;

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(g) provide to the Beneficiaries the Distributions that it receives from Vitel and OBM, respectively, pursuant to the provisions of this Agreement;

(h) dispose of the Vitel Shares in terms of written instructions it receives from Beneficiary A in terms of this Agreement;

(i) dispose of the OBM Shares in terms of written instructions it receives from Beneficiary B in terms of this Agreement;

(j) pursuant to the written instructions from the Beneficiaries, invest any amounts deposited into the Trust Account in Permitted Investments pursuant to the provisions of Clause 6.2 of this Agreement;

(k) grant the general or special powers of attorney for acts of ownership, administration, litigation and collection, subscription of negotiable instruments, and any other that is necessary or convenient to achieve the Trust Purposes, including those required to defend the Trust Property, in favor of the Persons that the Beneficiaries instruct it in writing, as applicable, without this including the authority for the appointed attorneys-in-fact to be able to open and operate bank accounts. The foregoing, provided that the Trustee shall not grant general powers of attorney for acts of ownership, or general powers of attorney to subscribe, guarantee, or endorse negotiable instruments in terms of article 9 of the LGTOC;

(k) in general, perform any other action required or convenient to satisfy or comply with the Trust Purposes, or Applicable Law; and

(l) return the Trust Property to the Beneficiaries pursuant to the provisions of Clause 10.2 of this Agreement.

Clause 2.5 The Trustee.

(a) Authorities of the Trustee. The Trustee shall have all authorities and powers of attorney required to comply with the Trust Purposes, pursuant to the terms of Article 391 of the LGTOC; provided that the Trustee shall act at all times pursuant to the instructions of the Beneficiaries.

(b) Terms and Conditions of the Trustee’s Services. The Beneficiaries hereby expressly agree that the Trustee shall act at all times pursuant to the provisions of this Agreement, in compliance with the obligations, and exercising the authorities granted to it herein, for the purpose of complying with the Trust Purposes. Likewise, the Trustee shall act pursuant to the instructions it receives in writing from the Beneficiaries, pursuant to the provisions of this Agreement. The Trustee shall not be liable for (1) any actions it performs pursuant to the express provisions of this Agreement, (2) any actions it performs pursuant to the express provisions of any other agreements or documents entered into or granted pursuant to what is expressly set forth herein, including the Shareholders Agreement, (3) any actions that it performs pursuant to written instructions from the Beneficiaries, pursuant to what is expressly set forth in this Agreement, (4) any representation made by the other parties to this Agreement, (5) any delinquency or default regarding any payment, except for cases in which the delinquency or default results from a breach by the Trustee of the obligations set forth in this Agreement, and (6) any event, action, or failure to act by the Beneficiaries, or third parties, which prevent or hinder compliance with the Trust Purposes, unless the Trustee incurs willful misconduct, bad faith, or negligence.

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(c) Non-Contemplated Situations. To the extent that a specific situation is not contemplated by the provisions of this Agreement, the Trustee shall give notice to the Beneficiaries of such situation for the purpose that the Beneficiaries, as applicable, issue the pertinent instructions based on which the Trustee shall act, provided the instructions from the Beneficiaries are grounded on express authorities of such body, and the actions of the Trustee, resulting from such instructions, are grounded on specific and legal purposes.

(d) General Liability. Pursuant to rule 5.2 of Circular Letter 1/2005, issued by the Mexican Central Bank, the Trustee shall have general liability for the damages caused as a result of its breach of its obligations pursuant to this Agreement subject to the limitations set forth in Sections 11.1 and 13.2.

(e) Removal of the Trustee. The Trustee may be removed at any time through written notice provided by both Beneficiaries (all Beneficiary A and Beneficiary B, jointly) at least 30 (thirty) calendar days in advance. The Trustee may be removed with cause, at the discretion of the Beneficiaries, at any time.

(f) Resignation by the Trustee. The Trustee may only resign from its appointment if the circumstances set forth in article 391 of the LGTOC occur; provided that the Trustee shall give written notice to the Beneficiaries of its intent to resign its position, at least 30 (thirty) calendar days in advance of the resignation date; and provided, further, that the Trustee shall not be released as trustee of this Agreement, until a replacement trustee has been appointed by both Beneficiaries and such replacement trustee has accepted its appointment in writing.

(g) Trustee Fees. As consideration for its trustee services under this Agreement, the Trustee shall have the right to receive from the Beneficiaries the fees set forth below, which shall be paid by the Beneficiaries in equal parts (50% from Beneficiary A and 50% from Beneficiary B):

1.	For the review and drafting of the trust agreement, as well as for the acceptance of the appointment as Trustee, the amount of $40,000.00 (forty thousand pesos 00/100 M.N.) that the Trustors will pay in a single payment at the execution of the agreement.

2.	For the annual management of the Trust, the amount of $100,000.00 M.N. (one hundred thousand pesos 00/100 M.N.), which will be charged biannually in advance in an amount of $50,000.00 M.N. (fifty thousand pesos 00/100 M.N.) biannually.

3.	For each Amendment Agreement, the amount of $20,000.00 (twenty thousand pesos 00/100 M.N.) upon execution of the corresponding agreement.

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4.	For the execution or appearance of the Trustee to any legal act other than the ones mentioned above, which may include: granting of powers-of-attorney; execution of public deeds, contracts or agreements, the amount of $ 4,000.00 (four thousand pesos 00/100 M.N.) to be paid by the Trustors upon execution of the corresponding act, as required.

For the transfer of funds via SPEI (Interbank Electronic Payments System) to main national banks, as long as such transactions are carried out in Mexican pesos, as well as for the opening of the necessary subaccounts for the control and management of the estate, the Trustee shall charge no fee.

For the termination of the Trust, the Trustee shall charge no fee.

Any other expenses incurred by the Trustee as a consequence of the management of the Trust, that could consist in reasonable fees for lawyers, notaries, auditors, tax specialists and /or any other necessary expense, will be charged to the amount that each one of them derives in its corresponding moment, prior to the acceptance of the Trustors.

The fees set forth herein do not include the Value Added Tax (IVA), which shall be charged in accordance with the applicable laws. Such trustee fees can be annually increased based on the variations of the National Consumer Price Index (Indice Nacional de Precios al Consumidor) published by the Bank of Mexico (Banco de México) or its substitute.

In case that the Trustee does not receive its corresponding fees in accordance with the present Clause, the Trustors will have to pay monthly default interests for the amount resulting from adding the 28-day Interbank Equilibrium Interest Rate (Tasa de Interés Interbancaria de Equilibrio a 28 días) (as published by the Bank of Mexico) on the day when the default was incurred, plus 200 base points. The resulting amount will be the payable annual rate of default interest; said annual rate will be charged for all the period in which the debt remains unpaid.

The default interests set forth in the present clause will be charged automatically with charge to the available liquid resources in the Trust Assets, in case such funds are insufficient; the Trustors will cover the remaining amounts. The Parties expressly agree that the estate of the present Trust preferably guarantees the payment of the Trustee’s fees. The Trustors, by executing the present Agreement, expressly authorize the Trustee to avoid carrying out any legal act until its corresponding fees have been completely covered, in case of a default in the payment of the Trustee’s fees.

The default interests set forth in the present clause does not include Value Added Tax (IVA), which shall be charged in accordance with the applicable laws.

If the fees that the Trustee is entitled to receive are not covered, the Trustee may resign its appointment without prejudice to the right to exercise legal actions for the collection of said fees.

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The Trustee shall abstain from carrying out any administrative procedure, as well as proceed to cancel this Trust as long as there is any debt in favor of the Trust that is pending settlement.

CLAUSE III: EXERCISE OF PROPERTY AND

CORPORATE RIGHTS OF VITEL AND OBM

Clause 3.1 Property Rights.

(a) Vitel Shares. The property rights resulting from the Vitel Shares contributed to the Trust Property shall be exercised by the Trustee exclusively for the benefit, and in terms of, the written instructions it receives from Beneficiary B. Beneficiary B shall receive the amounts corresponding to dividends, equity reimbursements, or for any other concept that Vitel distributes to its shareholders (the “Vitel Distributions”). The Vitel Distributions shall be received by the Trustee in the Trust Account, and it shall provide them to Beneficiary B pursuant to the provisions of Clause VII of this Agreement.

(b) OBM Shares. The property rights resulting from the OBM Shares contributed to the Trust Property shall be exercised by the Trustee exclusively for the benefit, and in terms of, the written instructions it receives from Beneficiary A. Beneficiary A shall receive the amounts corresponding to dividends, equity reimbursements, or for any other concept that OBM distributes to its shareholders (the “OBM Distributions”). The OBM Distributions shall be received by the Trustee in the Trust Account, and it shall provide them to Beneficiary A pursuant to the provisions of Clause VII of this Agreement.

Clause 3.2 Corporate Rights.

(a) Vitel Shares. The corporate rights resulting from the Vitel Shares shall be exercised by the Trustee pursuant to the written instructions it receives from Beneficiary B. For such purposes, and pursuant to the bylaws of Vitel, Beneficiary B shall have the authority to instruct the Trustee regarding exercising any corporate rights it may be entitled to in its capacity as the majority Vitel shareholder, including, but not limited to, calling shareholder meetings, voting the Vitel Shares pursuant to the instructions given by Beneficiary B, executing unanimous written consents in lieu of a meeting, adopting resolutions agreeing to pay the Vitel Distributions and, in general, resolve any and all matters associated with Vitel, and exercising any other right it may be entitled to in its capacity as the majority Vitel shareholder, pursuant to the provisions of this Agreement, the Vitel bylaws, and Applicable Law.

(b) OBM Shares. The corporate rights resulting from the OBM Shares shall be exercised by the Trustee pursuant to the written instructions it receives from Beneficiary A. For such purposes, and pursuant to the bylaws of OBM, Beneficiary A shall have the authority to instruct the Trustee regarding exercising any corporate rights it may be entitled to in its capacity as an OBM shareholder, including, but not limited to, calling special shareholder meetings, voting the OBM Shares pursuant to the instructions given by the Beneficiary A, executing unanimous written consents in lieu of a meeting, adopting resolutions agreeing to pay the OBM Distributions and, in general, resolve any and all matters associated with OBM, and exercising any other right it may be entitled to in its capacity as an OBM shareholder, pursuant to the provisions of this Agreement, the OBM bylaws, the Shareholders Agreement, United States of America Securities Law and Applicable Law.

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(c) Powers of Attorney. The Trustee shall issue the certificates and documents, and shall grant the necessary powers of attorney to the Person(s) designated in writing by Beneficiary A, and Beneficiary B, as applicable, provided (i) the written request is provided to it at least 3 (three) Business Days in advance; and (ii) the relevant costs are paid by Beneficiary A, and Beneficiary B, as applicable.

CLAUSE IV: TRANSFER OF BENEFICIARY RIGHTS

Clause 4.1 Transfer of Beneficiary Rights.

(a) Permitted Transfers.

(i) Notwithstanding anything to the contrary in this Agreement, the Beneficiaries, acting individually, may at any time, without being subject to Clause 4.1, Transfer their respective Beneficiary Rights (x) to any of their Affiliates (the “Permitted Transferees”), or (y) with the prior consent of the other Beneficiary to this Agreement, or (z) as otherwise permitted under this Agreement (each, a “Permitted Transfer”), in the understanding that (1) each Beneficiary A will be considered a Permitted Transferee with respect to each other, (2) transfers by either of the Beneficiaries A resulting from their death shall also be considered a Permitted Transfer, and (3) either of the Beneficiaries A may act individually in regards to this Clause.

(ii) If a Permitted Transferee ceases to be an Affiliate of the Beneficiary who Transferred Beneficiary Rights to such Permitted Transferee, the Beneficiary Rights shall automatically revert or otherwise be transferred back to the original Beneficiary. The agreement or other instrument pursuant to which a Beneficiary carries out a Permitted Transfer must specifically contain a provision expressly contemplating the reversion of Beneficiary Rights or unwinding of the Permitted Transfer should the transferee cease to be a Permitted Transferee at any time after the corresponding Transfer. If according to the applicable law such reversion is not permitted or the transferring Beneficiary does not accept such reversion, then the non-transferring Beneficiary of this Agreement shall be entitled to, provided that the transferring Beneficiary is bound to take any action that may be required from its part: (x) acquire directly or through an Affiliate, the totality of the Beneficiary Rights of the Permitted Transferee that ceased to be an Affiliate, (y) to request OBM or Vitel, as applicable, to carry out a capital reduction in order to redeem the shares which correspond to the Beneficiary Rights of the Permitted Transferee that ceased to be an Affiliate, and to cause the corresponding Affiliate to approve and participate in such reduction in accordance with applicable law, or (z) a combination of the rights set forth in (x) and (y) of this subsection (ii). In the event that more than one non-transferring Beneficiary exercises its right to acquire the Beneficiary Rights of the Permitted Transferee that ceased to be an Affiliate, the Beneficiaries who have exercised such right to purchase the Beneficiary Rights of the Permitted Transferee that ceased to be an Affiliate shall be entitled and obligated to purchase the entirety of such Beneficiary Rights in proportion to their holdings of Beneficiary Rights derived from this Trust vis a vis the other Beneficiaries who have also exercised such right to purchase such Beneficiary Rights. The agreement or other instrument pursuant to which a Beneficiary carries out a Permitted Transfer must specifically contain a provision expressly granting such rights to the non-transferring Beneficiary.

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(iii) Each Beneficiary shall previously notify in writing the other Beneficiary and OBM or Vitel, as applicable, of any Permitted Transfer.

(iv) Notwithstanding anything to the contrary in this clause, Beneficiary A may only carry out Permitted Transfers after 3 (three) years from the execution of this Trust Agreement and any Permitted Transfer by Beneficiary A shall be made only to Mexican Affiliates.

(v) Any attempted Transfer in violation of the terms of this Agreement, shall be deemed null and void and the Trustee shall refuse to document or recognize such transfer in its record of Beneficiary Rights.

(b) Right of First Refusal. Subject to the following: (1) the provisions of this Clause IV (particularly the provisions included Clause 4.1(a)), and (2) upon Beneficiary B deregistering all its securities with the Securities and Exchange Commission of the United States of America; in the event a Beneficiary wishes to sell, dispose of, transfer or assign its Beneficiary Rights, the other Beneficiary shall have the irrevocable right of first refusal (“Right of First Refusal”), pursuant to the following terms and conditions:

(i) Notice of Offer. In the event a Beneficiary, directly or indirectly, at any time, wishes or has the intention to Transfer any of its Beneficiary Rights to a third party other than an Affiliate, such Beneficiary must deliver written notice of such intention to the other Beneficiary and to the Trustee, with a copy to the Company (the “Notice of Offer”), indicating (1) the percentage of Beneficiary Rights owned by the Beneficiary that are subject to such Transfer (the “Offered Beneficiary Rights”), (2) the purchase price (the “Minimum Price”) for such Offered Beneficiary Rights, (3) all other material terms and conditions of the proposed Transfer, including payment terms and the identity of the potential third party purchaser (the “Third Party Purchaser”) with sufficient detail and (4) the terms and conditions contained in the Notice of Offer shall be maintained for a transfer to the other Beneficiary in the event of a Notice of Exercise (as described below).

(ii) ROFR Exercise Period. The non-transferring Beneficiary, within thirty (30) calendar days after the receipt of the Notice of Offer (the “ROFR Exercise Period”), may choose to either (i) purchase the Offered Beneficiary Rights or (ii) not respond to the Notice of Offer. In the event a non-transferring Beneficiary wishes to purchase the Offered Beneficiary Rights, it must exercise its Right of First Refusal by written notice (“Notice of Exercise”) given to the transferring Beneficiary of its intent to purchase all, and not less than all, of the Offered Beneficiary Rights on the terms contained in the Notice of Offer, at the proposed Minimum Price. In the event that more than one non-transferring Beneficiary exercises its right to acquire the Offered Beneficiary Rights, the Beneficiaries who have exercised such right to purchase the Offered Beneficiary Rights shall be entitled and obligated to purchase the entirety of such Offered Beneficiary Rights in proportion to their holdings of Beneficiary Rights derived from this Trust vis a vis the other Beneficiaries who have also exercised such right to purchase the Offered Beneficiary Rights.

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(iii) Transfer and ROFR Deposit. The Notice of Exercise shall be accompanied by a non-reimbursable deposit of no less than twenty percent (20%) of the Minimum Price set forth in the Notice of Offer (the “ROFR Deposit”).

(iv) The Transfer of the Offered Beneficiary Rights shall be made in favor of the non-transferring Beneficiary who delivered a Notice of Exercise, on the same basis set forth in the Notice of Offer, within sixty (60) calendar days after the receipt of the Notice of Exercise. The remaining portion of the Minimum Price must be paid by the non-transferring Beneficiary in immediately available funds at closing of the Transfer.

(v) If upon delivery of the Notice of Exercise the ROFR Deposit is not made, the Notice of Exercise shall be considered as not delivered and the transferring Beneficiary shall have the right to Transfer the Offered Beneficiary Rights to the Third Party Purchaser under the same material terms, including price, outlined to the non-transferring Beneficiary in the Notice of Offer. Notwithstanding the foregoing, the transferring Beneficiary has the right to impose a penalty, in the amount of the respective ROFR Deposit, on the non-transferring Beneficiary if the non-transferring Beneficiary made the ROFR Deposit but later fail(s) to consummate the purchase of the Offered Beneficiary Rights pursuant to the terms of this Agreement for reasons attributed to the non-transferring Beneficiary. In this event, the non-transferring Beneficiary shall forfeit the applicable ROFR Deposit.

For purposes of the Transfer of Beneficiary Rights between Beneficiaries, the only required representations and warranties shall be those related to ownership of the Beneficiary Rights and nonexistence of liens and encumbrances thereupon.

(vi) Termination of ROFR Exercise Period. If upon termination of the ROFR Exercise Period, a non-transferring Beneficiary: (i) fails to timely deliver a Notice of Exercise regarding all of the Offered Beneficiary Rights in accordance with Section 4.1(b), or (ii) having delivered the Notice of Exercise, does not purchase the Offered Beneficiary Rights pursuant to the terms set forth above, the transferring Beneficiary shall be entitled to enter into a stock purchase agreement (the “Third Party Sale Agreement”) with the Third Party Purchaser pursuant to which the transferring Beneficiary agrees to sell the Offered Beneficiary Rights to such Third Party Purchaser under the same terms as those described in the Notice of Offer.

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The closing of the Transfer of all of the Offered Beneficiary Rights under this Clause IV will occur no later than ninety (90) calendar days after the day the non-transferring Beneficiary received the Notice of Offer. If the Transfer is not made within said ninety (90) calendar day term, the Transfer process set forth herein must once again be initiated. In the event the Transfer of the Offered Beneficiary Rights requires third party or Governmental Authority authorization, said ninety (90) calendar day term shall be extended as required by said third party or Governmental Authority to accept or reject the sale.

(vii) Adhesion. In the event the Third Party Purchaser acquires all the Offered Beneficiary Rights owned by a Beneficiary in this Trust Agreement, in order for said Transfer to be effective, simultaneously to the date on which the Transfer shall become effective, the Third Party Purchaser must agree in writing to be bound by the terms and conditions set forth in this Agreement and the Shareholder’s Agreement, on the same terms, mutatis mutandis, as the transferring Beneficiary was bound thereunder.

Any Transfer that occurs with respect to the Beneficiary Rights without compliance with the terms set forth in this Clause IV shall be null and void, and shall not be effective against the Trust or the Trustee, and the Trustee shall not record such transfer in its record of Beneficiary Rights. In such event, the Third Party Purchaser may not exercise any rights pertaining to the Offered Beneficiary Rights.

(viii) Void Assignments. Beneficiaries agree that any Transfer of Beneficiary Rights executed, directly or indirectly, through any means, including transfer of beneficiary rights, partnership interests or similar equities in other companies or rights regarding such equities, shall be void, and shall not be effective against the Trust, the Trustee or the Beneficiaries, and such Transfer shall not be enforceable unless such Transfer of Beneficiary Rights complies with the provisions set forth in this Clause IV.

CLAUSE V: DISPOSAL OF THE TRUST PROPERTY

Clause 5.1 Disposal of the Vitel Shares. Subject to the provisions of this Agreement and the Shareholders’ Agreement, Beneficiary B may give written instructions to the Trustee of the terms pursuant to which the latter may perform the Transfer of all, or part, of the Vitel Shares (including but not limited to a Transfer in connection with the termination of the Shareholders’ Agreement upon the consummation of a Liquidation Event – as such term is defined in the Shareholders’ Agreement). The foregoing, notwithstanding that Beneficiary B may give written instructions to the Trustee, of the terms pursuant to which the latter may grant a special power of attorney for acts of ownership, in favor of the attorney in fact appointed by Beneficiary B, to perform the Transfer of all or part of the Vitel Shares that form part of the Trust Property.

Clause 5.2 Disposal of the OBM Shares. Subject to the provisions of this Agreement and of the Shareholders’ Agreement, Beneficiary A may give written instructions to the Trustee of the terms pursuant to which the latter may perform the Transfer of all, or part, of the OBM Shares (including but not limited to the termination of the Shareholders’ Agreement upon the consummation of a Liquidation Event – as such term is defined in the Shareholders’ Agreement). The foregoing, notwithstanding that Beneficiary A may give written instructions to the Trustee, of the terms pursuant to which the latter may grant a special power of attorney for acts of ownership, in favor of the attorney in fact appointed by Beneficiary A, to perform the Transfer of all or part of the OBM Shares that form part of the Trust Property.

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CLAUSE VI: TRUST ACCOUNTS; PERMITTED INVESTMENTS

Clause 6.1 Trust Accounts.

(a) General. On the execution date of this Agreement, the Trustee shall open the Trust Accounts, and keep them during the term of this Agreement. Beneficiary A and Beneficiary B, as applicable, may instruct the Trustee to open one or more bank accounts denominated in Pesos or in Dollars, as applicable. The Trustee may keep the Trust Account at Banco Actinver, S.A., in any of the companies belonging to Grupo Financiero Actinver, or in any other financial institutions approved by the Beneficiaries, as applicable. The Trustee shall receive and maintain in the Trust Accounts the funds contributed by the Beneficiaries while such funds are used in terms of the written instructions it receives from the Beneficiaries, or, as applicable, it shall invest them in Permitted Investments. Likewise, the Trustee shall provide the Distributions to the Beneficiaries, as applicable, with liquid funds deposited into the Trust Account pursuant to the provisions of Clause VII below.

(b) Vitel Accounts. Beneficiary B may instruct the Trustee to open the accounts required to receive the Vitel Distributions, and any other amount that the Trustee shall receive in its capacity as Vitel shareholder. The funds kept in the Vitel Accounts shall be exclusively owned by Beneficiary B, and the Trustee may only dispose of such amounts in terms of the written instructions it receives from Beneficiary B.

(c) OBM Accounts. Beneficiary A may instruct the Trustee to open the accounts required to receive the OBM Distributions, and any other amount that the Trustee shall receive in its capacity as OBM shareholder. The funds kept in the OBM Accounts shall be exclusively owned by Beneficiary A, and the Trustee may only dispose of such amounts in terms of the written instructions it receives from Beneficiary A.

Clause 6.2 Permitted Investment.

(a) Standing Instructions. The Trustee shall invest the amounts deposited into the Trust Accounts in instruments with maturities that do not exceed the following Business Day, denominated in Pesos, issued or secured by the Mexican Federal Government, with a “AAA” credit rating in the national scale, or its equivalent, given by at least two of the rating agencies authorized by the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) (a “Permitted Investment”).

(d) Interest Rates. If the Permitted Investments are invested with the same financial institution to which the Trustee belongs, such Permitted Investments shall pay interest rates at a higher rate than such institution pays for transactions with the same maturity and similar amounts on the dates on which the deposits are made.

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(e) Investment Policies and Guidelines. When making the Permitted Investments pursuant to this Clause, the Trustee shall abide by the guidelines and policies traditionally abided for similar transactions.

(f) Preventive Measures. Pursuant to Circular Letter 1/2005 issued by the Mexican Central Bank, the Trustee has clearly and unequivocally explained to the parties to this Agreement the following preventive measures included in item 5.4 of Circular Letter 1/2005:

(i) The Trustee may perform credit transactions with Banco Actinver, S.A., acting on its own, provide that these are transactions that the LIC, or provisions resulting therefrom, allow it to perform, and preventive measures are established to prevent conflict of interest.

(ii) The Beneficiaries expressly approve that Permitted Investments with Banco Actinver, S.A., or with any other financial institution approved and instructed by the Beneficiaries, as applicable, to be performed.

(iii) The rights and obligations of Banco Actinver, S.A., acting as Trustee, and on its own, shall not be extinguished as a result of a merger of assets and liabilities.

CLAUSE VII: DISTRIBUTIONS

Clause 7.1 Distributions. Provided there are funds in the Trust Account, as applicable, the Beneficiaries, as applicable, shall instruct the Trustee to distribute these within the Business Day following receipt in the Trust Accounts:

(i) First, to pay the Trustee its fees, and reimburse expenses pursuant to Clause 2.5(g) of this Agreement.

(ii) Second, 100% (one hundred percent) of the remainder, to Beneficiary A, and Beneficiary B, as applicable.

CLAUSE VIII: INFORMATION; ACCOUNT STATEMENTS

Clause 8.1 Access to Information.

(a) Beneficiary A. The Trustee shall provide Beneficiary A, when the latter so requests it in writing, all documentation and information associated with this Trust in its capacity as an OBM shareholder.

(b) Beneficiary B. The Trustee shall provide Beneficiary B, when the latter so requests it in writing, all documentation and information associated with this Trust in its capacity as a Vitel shareholder.

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Clause 8.2 Trust Account Statements.

The Trustee will have a record log of all the operations carried out and will keep record of it in accordance with the applicable law. Additionally, within the first 15 (fifteen) business days of each month, the electronic statement of the Trustee will be available in the website www.actinver.com, which has an official and tax validity and contains a report of the state that the Trust Property, having the Beneficiaries the same number of days after the issuance of the electronic statement to provide any comments to the Trustee. In case such reports are not objected to by any of the Beneficiaries within the period set forth herein, they will be understood as approved by the Beneficiaries.

In accordance with the latter, the Trustors and Beneficiaries will execute Exhibit “B” regarding the “Paperless Program” by means of which they grant their consent to avoid receiving their printed account statements.

Clause 8.3 Trustee Accounts and Records.

The Trustee shall keep all accounts and records required to adequately record all transactions performed by the Trustee pursuant to the provisions of this Agreement. The Trustee shall allow (i) Beneficiary A to review the accounts and records in connection with its capacity as a Vitel shareholder, and (ii) Beneficiary B to review the accounts and records in connection with its capacity as an OBM shareholder; the foregoing, provided that such visits shall be performed during business hours, and upon prior written notice to the Trustee at least 3 (three) Business Days in advance.

CLAUSE IX: DEFENSE OF THE TRUST PROPERTY

Clause 9.1 Defense of the Trust Property.

(a) In the event that defense of the Trust Property against a third party is required, the Trustee shall grant powers of attorney in favor of the Person(s), and under the terms provided by the Beneficiaries, as applicable, in writing; provided that the Trustee assumes no liability in connection with the actions performed by any such attorneys-in-fact, which provision shall be included in the powers of attorney granted by the Trustee; provided, additionally, that each and every one of the reasonable costs, fees, and expenses incurred by such attorneys-in-fact in exercise of such powers of attorney, shall be paid, solely and exclusively, by the Beneficiaries, as applicable, at the expense of the Trust Property, without the Trustee incurring any liability in connection with the foregoing.

(b) In the event that urgent action is required, and it is necessary to take measures to preserve, and maintain the Trust Property, the Trustee shall give immediate notice of such situation to the Beneficiaries, as applicable, and the Trustee may take all immediate measures required to preserve and maintain the Trust Property, and the Trustee shall not be liable in connection with such immediate measures, provided it acts pursuant to Applicable Law. Each and every one of the reasonable expenses incurred by the Trustee pursuant to such measures shall be covered, solely and exclusively, at the expense of the Trust Property, and in the event that the latter is insufficient, the Beneficiaries, as applicable, agree to reimburse any amount that the Trustee disbursed.

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CLAUSE X: TAX CONSIDERATIONS

Clause 10.1 Tax Obligations.

The Beneficiaries shall pay, as applicable, and without limitation, all taxes of any kind, contributions, and other tax liabilities that may be payable, imposed, or assessed in connection with executing this Agreement, and the distributions received pursuant hereto (jointly, “Taxes”), and the Trustee shall not be liable in connection with the foregoing. The Trustee shall not be required to calculate, withhold, and pay any taxes, assessments, fees, or duties, except as required by Applicable Law. If for any reason the Trustee receives notice from any tax authority regarding any interpretation that the activities that are the subject matter of this Agreement are deemed taxable and thus, the Trustee were required to withhold and pay any Taxes pursuant to this Agreement, or any action associated with it, and the Beneficiaries, as applicable, ignore the notice that the Trustee shall make of such events, and fail to appoint their respective representatives to defend the Trust Property (as applicable to each of the Beneficiaries), the liable party, pursuant to what has been agreed herein, agrees to indemnify, and assist and provide the necessary funds, and hold the Trustee, its shareholders, directors, trust officers, attorneys-in-fact, representatives, advisors, or employees harmless against any actions in connection with such withholdings and payments, and if it were fined, or otherwise sanctioned, the liable party pursuant to what has been agreed herein, agrees to directly and immediately reimburse any expense or disbursement that the Trustee makes on this regard. The Trustee shall at all times have the right to be represented, at the expense of the Trust Property (as applicable to the liable Beneficiary), by its own attorneys, advisors, and tax specialists in connection with any tax obligations charged to it. Pursuant to the foregoing, the Beneficiary that is liable for the failure to pay taxes agrees to indemnify, defend, and hold the Trustee, its shareholders, directors, trust officers, attorneys-in-fact, representatives, advisors, or employees harmless from any liability and damages associated with payment of Taxes (including the reasonable, and arm’s length fees and expenses of tax advisors and attorneys) resulting from entering into or performing under this Agreement.

If applicable, the obligations resulting from the Foreign Account Tax Compliance Act (hereinafter “FATCA”) in connection with the OBM Shares under this Agreement, shall be at the expense of the Beneficiaries jointly and in equal portions (50% Beneficiary A and 50% Beneficiary B), for which, for the purpose of complying with such obligations, the parties agree that the Trustee, as applicable, may grant a power of attorney with the required authorities to the person(s) that are designated by the Beneficiaries, as applicable, as external advisors. Pursuant to the foregoing, the parties set forth that the Trustee shall not be liable for the actions of the designated external advisors, with its obligation ceasing when the aforementioned power of attorney is granted. The Trustee and Beneficiaries, as applicable, shall provide all documentation and information that they have, which is reasonably requested by the external advisors designated to comply with the FATCA obligations. The parties agree that all expenses, duties, taxes, commissions, fees, and other disbursements that, as applicable, are generated in connection with this Clause, shall be paid at the expense of the Trust Property (as applicable to the liable Beneficiary) and, if there are no funds, or these are insufficient, they shall be settled directly by the Beneficiaries, as applicable.

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Clause 10.2 Reversion Right.

For the tax purposes set forth in article 14 (fourteen) of the Federal Tax Code (Código Fiscal de la Federación) in force, or any other that replaces it, the Beneficiaries reserve the right to reacquire, in whole or in part, the property and rights that each of them contributed to the Trust Property, pursuant to the provisions of Clause XII below.

CLAUSE XI: INDEMNITY

Clause 11.1 Indemnity.

The Beneficiaries, as applicable, shall indemnify, defend, and hold the Trustee, and its officers, trust officers, executives, directors, employees, and agents, harmless against any complaint, claim, fine, penalty, liability, settlement, damages, loss, cost, or expense of any other kind (including, but not limited to, reasonable attorney fees and expenses) resulting from or incurred in connection with this Agreement, or any other action, or failure to act, in connection herewith, except for those attributable to negligence, willful misconduct, or bad faith of the Trustee, as determined by a court with jurisdiction.

CLAUSE XII: TERMINATION

Clause 12.1 Termination.

This Trust Agreement shall remain in full force and effect until the terms and conditions applicable to the Trust Property have been complied and performed in their entirety, and until this has been confirmed in writing, jointly by the Beneficiaries, except that this Trust may be terminated when: (a) ownership of and title over the Trust Property are transferred pursuant to the Trust Purposes; or (b) any of the circumstances set forth in article 392 (three hundred ninety-two) of the LGTOC (except for the provisions of section VI (six) of such article 392 (three hundred ninety-two)) occurs.

In the event that the Beneficiaries jointly instruct it in writing and it is permitted by the Shareholders Agreement, the Trustee shall return ownership of and title over the Trust Property to the respective Beneficiaries, and these shall be required to receive it. The parties agree to execute any documents required to comply with the terms of this Clause, including those that the Trustee requires.

Clause 12.2 Maximum Term.

The initial term of this Agreement will be 5 (five) years counted from its execution, and upon its expiration such term will subsequently be automatically extended for 1 (one) additional 2 (two) year term, unless the Beneficiaries jointly give notice in writing to the Trustee of their desire to terminate the present Agreement within 90 (ninety) calendar days in advance of the corresponding expiration date, in the understanding that this Agreement may not exceed in any event the term set forth in subsection III of article 394 of the LGTOC.

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CLAUSE XIII: MISCELLANEOUS

Clause 13.1 Legal Prohibitions.

Pursuant to subsection (b) of section XIX of article 106 of the LIC, the Trustee represents that, through this Clause, it has clearly and unequivocally explained to the parties to this Agreement the meaning and consequences of such article, which is herein transcribed for the purposes that may apply:

“ARTICLE 106.- Credit institutions may not:

…

XIX. When performing the transactions referenced in section XV, article 46 of this Law:

A) Repealed

B) Be liable towards trustors, or principals, for breach by debtors, pursuant to loans granted, or by issuers, for securities acquired, unless such breach is caused by them, pursuant to the provisions of the final part of article 391 of the General Law of Negotiable Instruments and Credit Transactions, or guarantee returns for the funds whose investment is entrusted to them.

If upon termination of the trust, mandate, or agency relationship created for the purpose of granting loans, these were not settled by the debtors, the institution shall transfer them to the trustor or beneficiary, as applicable, or to the principal, abstaining from paying its balance.

In trust, mandate, or agency agreements the above paragraphs shall be included in an evident way and a representation of the trustee representing that it unequivocally provided such information to the persons which entrusted assets to such institution shall be included.

C) Act as trustees, or agents in trusts, mandate or agency agreements, respectively, through which funds from the public are obtained, directly or indirectly, through any action that causes direct or contingent liabilities, except regarding trusts created by the Federal Government, through the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) and trusts through which securities are registered in the National Securities Registry (Registro Nacional de Valores), pursuant to the provisions of the Securities Market Law (Ley del Mercado de Valores);

D) Perform under the trust, mandate or agency agreements referenced in the second paragraph of article 88 of the Investment Companies Law (Ley de Sociedades de Inversión);

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E) Act in trust, mandate, or agency agreements through which restrictions or prohibitions contained in financial laws are evaded;

F) Use funds or securities of the trust, mandate or agency agreements intended for providing loans, in which the Trustee has discretionary authorities, to grant these for performing transactions pursuant to which their trust officers; the members of the board of directors or steering committee;, as applicable, both principal and alternate, whether acting in such capacity or not; the employees and officers of the institution, the principal or alternate statutory auditors, whether acting in such capacity or not; the members of the technical committee of the relevant trust; the ascendant or descendant first degree relatives or spouses of the aforementioned persons, the companies in whose meetings such persons or the same institutions have a majority, in addition to the persons that the Mexican Central Bank determines pursuant to general regulations, become or could become debtors

G) Manage rural properties, unless they have been entrusted with their management, to distribute the estate among the heirs, legatees, associates or creditors, or to pay a debt obligation or to secure their performance with the value of the property itself or of its returns, and without, in these events, such management exceeding the term of two years, except regarding trusts for production or security trusts, and

H) Enter into trusts that manage sums of money periodically contributed by integrated consumer groups through marketing systems, for the purpose of acquiring certain goods or services of those set forth in the Federal Consumer Protection Law (Ley Federal de Protección al Consumidor).

Any agreement contravening the above provisions shall be null and void…”

Likewise, pursuant to the provisions set forth in section 5.5 of Circular Letter 1/2005 (as amended), issued by the Mexican Central Bank, of the Rules to which Credit Institutions; Brokerage Firms; Insurance Companies; Surety Bond Companies, Limited Purpose Financial Companies and the Financiera Rural Shall be Subject in Trust Transactions, the relevant provisions of section 6 of such Circular Letter 1/2005 are transcribed for all legal purposes that may apply:

“6. PROHIBITIONS

“6.1 When forming Trusts, Trust Companies may not:

a) Charge to the trust property, prices different from those agreed upon completing the transaction in question;

b) Guarantee returns or prices for the funds whose investment they are entrusted; and

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c) Perform transactions under conditions and terms that contravene their internal policies and sound financial practices.

6.2 Trust Companies may not enter into transactions with securities, negotiable instruments, or any other kind of financial instrument that do not comply with the specifications agreed in the relevant Trust Agreement.

6.3 Trust Companies may not carry out the types of Trust Agreements that they are not authorized to enter into pursuant to the laws and provisions that govern them.

6.4 In no event may Trust Companies pay, at the expense of trust property, any penalty imposed on such Companies by any authority.

6.5 In security Trusts, Surety Companies and Sofoles (Limited Purpose Financial Companies) may not receive property or rights that have as their purpose to secure the debt obligations in question.

6.6 Trust Companies shall observe the provisions of articles 106 section XIX of the Credit Institutions Law, 103 section IX of the Securities Market Law, 62 section VI of the General Law of Mutual Insurance Institutions and Companies (Ley General de Instituciones y Sociedades Mutualistas de Seguros), 60 section VI Bis of the Federal Surety Companies Law (Ley Federal de Instituciones de Fianzas) and 16 of the Organizational Law of the Rural Financial Institutions (Ley Orgánica de la Financiera Rural) as the case may be for each Company.”

Pursuant to section 5.5 of such Circular Letter 1/2005, the Trustee has informed the parties that the Trustee shall be liable for any damages caused by its breach of its obligations under this Agreement, only if a judicial authority with jurisdiction determines that such breach was caused by the Trustee.

Clause 13.2 Amendments.

This Agreement may only be amended through a written agreement executed by the Beneficiaries, and the Trustee.

Clause 13.3 Assignment.

The Beneficiaries may assign or transfer, in whole or in part, their rights and obligations resulting from this Agreement, pursuant to the provisions of Clause IV of this Agreement.

The Trustee may not assign, or otherwise transfer its respective rights and obligations resulting from this Agreement, without prior written consent from the Beneficiaries, except as provided in Clause 2.5(f) of this Agreement regarding the replacement of the Trustee.

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Clause 13.4 Confidentiality.

The parties to this Agreement agree to maintain confidentiality, and to not disclose any information associated with this Trust; provided that those bound by this Clause may disclose any kind of information that (i) has been made available to the general public, unless it is a result of a breach of this Clause, (ii) is required to be included in any report, representation, or document that may be filed before any Governmental Authority, (iii) may be required as a response to any notices or summons in connection with any litigation, (iv) is required to comply with any Applicable Law, including the U.S. securities laws, (v) is provided to the employees, suppliers, and professional advisors of those bound, provided such employees, suppliers, and advisors are warned of the confidentiality obligations set forth herein, and (vi) may be required by any Governmental Authority.

Clause 13.5 Notices.

All notices, requirements, and requests associated with this Agreement may be made in writing. All notices shall be deemed duly given if they are given: (a) in person, with return receipt; or (b) through a specialized courier service, with return receipt; or (c) via facsimile, upon written confirmation of receipt thereof; or (d) by email, upon written confirmation of receipt thereof. All notices shall be given to the following addresses, facsimile numbers, emails, and shall become effective once they are received, or when receipt thereof is refused, as provided in the return receipt, or in the receipt of the specialized courier service:

To Beneficiary A – Manuel Cosme Odabachian:

Address:	Secretaria de Marina 700 Torre Bambu Depto 2301
Lomas del Chamizal
Del. Cuajimalpa
CP. 05120 Mexico

Attention: Manuel Cosme Odabachian

Telephone: +52 55 1327 9067

Facsimile: +52 55 5202 5854

Email: mcosme@vitelpharma.com

To Beneficiary A – Carlos Alaman Volnie:

Address:	Tabachines 72
Bosques de las Lomas
Del. Cuajimalpa
CP. 05120 Mexico

Attention: Carlos Alaman Volnie

Telephone: +52 55 5257 0848

Facsimile: +52 55 5202 5854

Email: calaman@vitelpharma.com

To Beneficiary B:

Address:	Oncbiomune Pharmaceuticals, Inc.
11441 Industriplex Blvd., Suite 190
Baton Rouge, LA 70809

Attention: Andrew Albert Kucharchuk

Telephone: 225-227-2384

Facsimile: 225 227-2957

Email: akucha1.OBMP@gmail.com

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With a copy (which shall not constitute notice) to:

Address:	Legal & Compliance, LLC
330 Clematis Street, Suite 217
West Palm Beach, FL 33401

Attention: Lazarus Rothstein, Esq.

Telephone: 561-433-6217

Facsimile: 561-514-0832

Email: lrothstein@legalandcompiance.com

To the Trustee:

Address:	Montes Urales 540, Piso 4 Col,
Lomas de Chapultepec, Delg. Miguel Hidalgo,
CP 11000, Ciudad de México

Attention: Oscar Mejía Reyes and/or Daniel Abel Juárez Vilchis

Telephone: 01 (55) 86365550

Email: fiducario@actinver.com.mx

The parties to this Agreement agree that each and every instruction that shall be given to the Trustee pursuant to this Agreement shall be given via facsimile or in pdf or similar format, sent as an attachment via email, or through personal delivery of the instruction letter, and the Trustee is hereby authorized to act pursuant to the instructions given to it by such means, and it is hereby released from any liability that may result from the issuance of such instructions.

The Trustee shall not be required to verify the authenticity of such instructions or communications, or to verify the identity of the Person sending or confirming them. Notwithstanding the foregoing, the Trustee shall have discretionary authorities, if it has reasonable suspicion or justification, to act, or refrain from acting, or request confirmation of any instruction received pursuant to this Agreement; provided that the Trustee shall give notice to the Beneficiaries, as applicable, as soon as possible, in the event that the Trustee does not agree to act pursuant to such instructions until it receives confirmation thereof and will act promptly after receiving such confirmation.

The Trustee is hereby authorized to act pursuant to the instructions from the Beneficiaries, as applicable, in terms of the provisions of this Agreement, given under the terms set forth in this Clause. In the event that any instruction is not signed pursuant to the provisions of this Clause, or it may not be confirmed, the parties expressly instruct the Trustee not to act pursuant to such instructions.

The parties agree that the Trustee shall receive instructions from persons authorized to give them in terms of this Agreement, through instruction letters, which shall be addressed to Banco Actinver, S.A., and shall be sent to the contractual address of the Trustee, in a duly signed original, by the authorized person, via fax, or in the event it is expressly set forth in this Agreement, via email. The parties expressly agree that the Trustee shall not be required to comply with any instruction that is sent via email, or any other electronic or magnetic media different from a physical delivery, or via duly signed fax except as expressly provided herein.

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The instruction letters described in the preceding paragraph to be followed by the Trustee shall include, at least, the following requirements:

(i) It shall be addressed to Banco Actinver, S.A.;

(ii) It shall make reference to the assigned trust number, and be grounded on the relevant clause of the Agreement;

(iii) It shall contain the handwritten signature of whoever is/are authorized to give instructions in terms of this Trust Agreement, who have been duly appointed and certified before the Trustee, sending to the latter, a copy of an official identification in force containing their photograph and signature, and the signature shall coincide with that which is set in the relevant instruction. If the Trustee already has such identification, it is not required to be attached; and

(iv) It shall contain the express and clear instruction of what it wishes the Trustee to do, stating specific sums, amounts, or activities, as applicable.

Failure to comply with one or any of the aforementioned items shall release the Trustee from the obligation to comply with the instruction contained in such letter, and it shall not be liable for the effects of its failure to act, until the errors of the aforementioned instruction letter are cured.

Clause 13.6 Legal Fees. In the event that any Beneficiary obtains a ruling against the other Beneficiary pursuant to any breach of this Agreement, the legal costs and expenses, including reasonable attorney fees, as determined by the court, shall be included in such ruling.

Clause 13.7 Exhibits and Headings. All documents attached hereto, or that are referenced herein, are incorporated by reference, and shall form an integral part of this Agreement. The titles and headings included in this Agreement are used solely for convenience purposes, and shall not define, limit, or describe in any way the scope, or intent (or otherwise affect the construction) of any provision of this Agreement.

Clause 13.8 Delivery of the Agreement. The delivery of the agreement is in compliance with the provisions set forth in section 5.1 (five point one) of Circular “1/2005” issued by Banxico, and the parties hereby receive an original copy of the Trust Agreement, which they acknowledge for the corresponding legal effects.

Clause 13.9 Applicable Law and Jurisdiction. For all matters in connection with the interpretation and performance of this Agreement, the parties hereby expressly and irrevocably submit to the applicable laws of Mexico City, and to the jurisdiction of the courts with jurisdiction of Mexico City (formerly Federal District), therefore, they expressly and irrevocably waive any other jurisdiction they may be entitled to pursuant to their current or future domiciles, or otherwise.

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IN WITNESS WHEREOF, the parties enter into and execute this Agreement through their respective duly authorized legal representatives, on the date mentioned in the preamble.

[The rest of the page is intentionally left blank. Signature pages follow.]

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Signature page for the Irrevocable Management Trust Agreement Number F/2868 (two thousand eight hundred sixty eight) dated March 7, 2017, entered into by and between Manuel Cosme Odabachian, Carlos Fernando Alaman Volnie and Oncbiomune Pharmaceuticals, Inc., in their capacity as trustors and beneficiaries; and Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver, in its capacity as trustee.

BANCO ACTINVER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE,

GRUPO FINANCIERO ACTINVER in its capacity as Trustee

By: /s/ Oscar Mejía Reyes

Name: Oscar Mejía Reyes

Its: Trust Officer

By: /s/ Gabriela Alejandra Beltrán Espíndola

Name: Gabriela Alejandra Beltrán Espíndola

Its: Trust Officer

[The rest of the page is intentionally left blank. Signature pages follow.]

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Signature page for the Irrevocable Management Trust Agreement Number F/2868 (two thousand eight hundred sixty eight) dated March 7, 2017, entered into by and between Manuel Cosme Odabachian, Carlos Fernando Alaman Volnie and Oncbiomune Pharmaceuticals, Inc., in their capacity as trustors and beneficiaries; and Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver, in its capacity as trustee.

The TRUSTORS AND BENEFICIARIES A

By: /s/ Manuel Cosme Odabachian

Name: Manuel Cosme Odabachian

On his own behalf

By: /s/ Carlos Fernando Alaman Volnie

Name: Carlos Fernando Alaman Volnie

On his own behalf

[The rest of the page is intentionally left blank. Signature pages follow.]

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Signature page for the Irrevocable Management Trust Agreement Number F/2868 (two thousand eight hundred sixty eight) dated March 7, 2017, entered into by and between Manuel Cosme Odabachian, Carlos Fernando Alaman Volnie and Oncbiomune Pharmaceuticals, Inc., in their capacity as trustors and beneficiaries; and Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver, in its capacity as trustee.

ONCBIOMUNE PHARMACEUTICALS, INC.

in its capacity as Trustor and Beneficiary B

By: /s/ Andrew Albert Kucharchuk

Name: Andrew Albert Kucharchuk

Its: Attorney-in-fact

[The rest of the page is intentionally left blank.]

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Exhibit “A”

Copy of Shareholders’ Agreement

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Exhibit “B”

“Paperless Program”

Trust No. F/2868

The “PAPERLESS” Program of Grupo Financiero Actinver allows you to check your monthly statement through our website without sending it by mail to your domicile.

The advantages of the Program are the following:

●	Confidentiality
●	Safety
●	Easy Access

CONSENT

By accepting the modality contained herein, you agree to not receive the printed statements corresponding to your account opened pursuant to the Securities Brokerage Agreement linked to your Trust Agreement. In light of the foregoing, you will have access to the information in respect of your statements through electronic means, in particular through the following website: www.actinver.com (the “Website”) as long as the present consent has not been expressly revoked in writing to Grupo Financiero Actinver.

Therefore, if you wish to receive your printed statements by mail please expressly and reliably give notice to Actinver by sending your instruction to the address located at the bottom of this document, so that the new order is applied to the month immediately following the date on which the corresponding notice is recorded.

We inform you that the statements printed through the Actinver website are valid as tax proof in terms of the applicable laws, however, you may request a printed copy of any statement that you have consulted to the address located at the bottom of this document.

Actinver will not be liable in the event that the information regarding its statements is not received by you due to unforeseeable circumstances, force majeure, system failures, interruptions in online communication systems, or any other cause outside the control of Grupo Actinver. In any of the above situations, you must contact the Trustee Department in order to obtain the required attention, as any disagreement regarding the movements that have been reflected on that statement must be filed within a period of no more than sixty calendar days after the cut-off date of the same statement, since otherwise they will be understood as approved by you.

The present document is issued in strict compliance with clause sixty six of the Stock Brokerage Agreement without prejudice to the applicable legal and/or regulatory provisions.

[X] I accept the terms and conditions.

[  ] I do not accept the terms and conditions.

Trustors and Beneficiaries “A” Manuel Cosme Odabachian mcosme@vitelpharma.com Carlos Fernando Alaman Volnie calaman@vitelpharma.com	Trustor and Beneficiary “B” ONCBIOMUNE PHARMACEUTICALS, INC. Andrew Albert Kucharchuk akucha1.obmp@gmail.com

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